Exhibit 3.9

CERTIFICATE OF

LIMITED PARTNERSHIP

OF

CHENIERE CREOLE TRAIL PIPELINE, L.P.

This Certificate of Limited Partnership of Cheniere Creole Trail Pipeline, L.P. (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.	The name of the Partnership is Cheniere Creole Trail Pipeline, L.P..

2.	The address of the Registered Office of the Partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware. The Partnership’s Registered Agent at that address is Corporation Services Company.

3.	The name and business address of the General Partner is:

Cheniere Pipeline GP Interests, LLC

717 Texas Avenue, Suite 3100

Houston, Texas 77002

In witness whereof, the undersigned, constituting the General Partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 30th day of March, 2006.

Cheniere Pipeline GP Interests, LLC

By:	/s/ Stanley C. Horton
Name:	Stanley C. Horton
Title:	Chief Executive Officer